EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2023, relating to the financial statements of GE HealthCare Technologies Inc., appearing in the Annual Report on Form 10-K of GE HealthCare Technologies Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 15, 2023